Exhibit 1

401(k) Plan for Employees of New England
Business Service, Inc.

Independent Auditors' Report

Financial Statements
Years Ended December 31, 2002 and 2001
Supplemental Schedule
As of December 31, 2002

401(K) PLAN FOR EMPLOYEES OF
NEW ENGLAND BUSINESS SERVICE, INC.

TABLE OF CONTENTS


                                                               Page

INDEPENDENT AUDITORS' REPORT                                    1

FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31,
2002 AND 2001:

  Statements of Net Assets Available for Benefits               2

  Statements of Changes in Net Assets Available for Benefits    3

  Notes to Financial Statements                                4-9

SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 2002:

Form 5500 - Schedule H, Part IV, Line 4i - Schedule of Assets (Held
at End of Year)                                                 10

Schedules required under the Employee Retirement Income Security
Act of 1974, other than the schedule listed above, are omitted because of the absence of the conditions under which the schedules are required.

INDEPENDENT AUDITORS' REPORT
401(k) Plan for Employees of
 New England Business Service, Inc.:

We have audited the accompanying statements of net assets available for benefits of the 401(k) Plan for Employees of New England Business Service, Inc. (the "Plan") as of December 31, 2002 and 2001 and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2002 and 2001 and the changes in its net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule listed in the Table of Contents is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan's management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2002 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ Deloitte & Touche LLP

June 17, 2003

401(k) PLAN FOR EMPLOYEES OF
NEW ENGLAND BUSINESS SERVICE, INC.

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED DECEMBER 31, 2002 AND 2001
--------------------------------------------------------------------

                                           2002            2001
ASSETS:
 Investments:
  Guaranteed investment account       $ 20,447,946     $          -
  Common/collective trust                        -       10,367,394
  New England Business Service, Inc.
   Common Stock
   (898,224 shares and
    912,543 shares in 2002
    and 2001, respectively)             21,916,666       17,475,198
  Mutual funds                          77,236,087       54,796,783
  Loans to participants                  3,706,850        2,275,009
                                     --------------   --------------

      Total investments                123,307,549       84,914,384
                                     --------------   --------------


  Accrued income                                 -            1,178
                                     --------------   --------------
Contributions receivable:
  Employer                                 427,722           83,875
  Employee                                 260,286           81,717
                                      --------------   --------------

Total contributions receivable             688,008          165,592
                                      --------------   --------------
          Total assets                 123,995,557        85,081,154


LIABILITIES - Payable for investments
     purchased                                   -           114,366
                                      --------------   --------------
NET ASSETS AVAILABLE FOR BENEFITS     $123,995,557     $ 84,966,788
                                      --------------   --------------
                                      --------------   --------------

See notes to financial statements.

401(k) PLAN FOR EMPLOYEES OF
NEW ENGLAND BUSINESS SERVICE, INC.

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED DECEMBER 31, 2002 AND 2001
--------------------------------------------------------------------





                                          2002        2001

ADDITIONS:
 Contributions:
 Employee contributions             $   6,234,353  $  5,032,895
 Rollover contributions                   125,964       330,003
 Employer contributions                 6,427,119     5,202,341
                                    --------------  ------------
      Total contributions              12,787,436    10,565,239
                                    --------------  ------------
Investment activity:
Net depreciation
  in fair value of investments         (1,149,255)   (2,668,522)
 Interest and dividend income             937,083     1,386,553
                                    --------------  ------------
       Total investment activity         (212,172)   (1,281,969)
                                    --------------  ------------
       Total additions                 12,575,264     9,283,270

DEDUCTIONS:
 Benefits paid to participants          5,555,133     4,875,666

 Administrative fees                       45,247        46,912
                                    --------------  ------------

       Total deductions                 5,600,380     4,922,578
                                    --------------  ------------

NET INCREASE                            6,974,884     4,360,692

TRANSFERS OF NET ASSETS OF RAPIDFORMS,
INC. 401(k) PROFIT SHARING PALN, MCBEE
SYSTEMS, INC. SAVINGS PLAN AND
PREMIUMWEAR RETIREMENT SAVINGS PLAN
AND TRUST (Note 1)                     32,053,885             -

NET ASSETS AVAILABLE FOR BENEFITS:
 Beginning of year                     84,966,788    80,606,096
                                    --------------  ------------
 End of year                        $ 123,995,557  $ 84,966,788
                                    --------------  ------------
                                    --------------  ------------

See notes to financial statements.

401(K) PLAN FOR EMPLOYEES OF
NEW ENGLAND BUSINESS SERVICE, INC.

NOTES TO FINANCIAL STATEMENTS


1. DESCRIPTION OF THE PLAN

   The following brief description of the 401(k) Plan for Employees of New England Business Service, Inc. (the "Plan") provides general information only. Participants should refer to the plan agreement for a more complete description of the Plan's provisions.

   General Information-On October 26, 1984, the Plan Sponsor, New England Business Service, Inc. ("NEBS" or the "Company"), adopted a deferred profit sharing and stock ownership plan. The Plan became effective as of June 30, 1984. On July 1, 1993, the Plan was amended to incorporate provisions of Section 401(k) of the Internal Revenue Code. The Plan was restated effective January 1, 1997 and September 1, 2002 to comply with applicable legislative and regulatory changes. The Plan is designed to allow eligible employees to accumulate savings for retirement in the Plan without paying income taxes until the monies actually are received. Employees may elect to defer receipt of a portion of their eligible pay by having such amounts paid into the Plan. If an employee chooses to defer payment of this eligible pay, the Company will make an additional contribution to the Plan on the employee's behalf. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

   On August 27, 2002, the Company approved the merger of Rapidforms, Inc. 401(k) Profit Sharing Plan ("Rapidforms Plan"), McBee Systems, Inc. Saving Plan ("McBee Plan"), and PremiumWear Retirement Savings Plan and Trust ("PremiumWear Plan") into the Plan. As a result, net assets of $14,771,621, $14,802,715 and $2,479,549 of the Rapidforms Plan, McBee Plan and PremiumWear Plan, respectively, were transferred into the Plan during the year ended December 31, 2002.

   Eligibility-Regular employees hired prior to September 1, 2002 are eligible to participate in the Plan the first of the month following the date of hire. Regular employees hired on or subsequent to September 1, 2002 are eligible to participate on the first of the month after 90 days of service and are subject to automatic enrollment at 3% of pay. For nonregular employees (temporary employees), the employees must complete one year of eligible service (1,000 hours of service). No minimum age requirement applies under the Plan. Officers and directors of the Company who are full-time employees and meet the foregoing eligibility requirements are eligible for participation.

   Administration of the Plan-The Plan is administered by the NEBS Retirement Committee (the "Plan Committee"), whose members are appointed by the Board of Directors of the Company. Investors Bank and Trust ("IBT") has been trustee of the Plan since September 1, 2002. Prior to September 1, 2002, the trustee of the Plan was Wells Fargo Bank, Minnesota, N.A. ("Wells Fargo"). Certain administrative costs of the Plan have been assumed by the Company.

   Company Contributions-When an employee makes a contribution, the Company will make a matching contribution of shares of its common stock. If the employee has less than five years of service, the matching contribution is equal in value to 50% of the amount of the deferral, but not to exceed 6% of the employee's eligible pay. If the employee has five years or more of service, the matching contribution ranges from 50% to 100% of the amount of the deferral, but not to exceed 6% of the employee's eligible pay. In addition, the Company, at its discretion, will make profit sharing contributions to employees who meet the minimum eligibility requirements.

   Employee Contributions-Eligible employees may defer a portion (in multiples of 1%) of their eligible pay as defined by the Plan. The deferral may not exceed 50% of a participant's eligible pay and is subject to certain Internal Revenue Code limitations.

   Loans to Participants-Eligible participants may apply for and obtain a loan in an amount as defined in the Plan (not less than $1,000 and not to exceed the lesser of $50,000 or 50% of their vested balances). Effective as of July 1, 1999, the loans will bear interest at a rate as determined, from time to time, by the Plan Committee, as published in the Plan's loan policy statement. Prior to this, the loans had a market rate of interest equal to the prime lending rate plus two percentage points, as published in The Wall Street Journal. The loan must be for a nonrenewable term of no more than five years and repaid by regular payroll deductions. Payments of principal and interest are credited to the participant's account. Only one loan will be allowed to a participant at any given time, and the loan is collateralized by 50% of the participant's vested account balance.

   Investment of Contributions-Company contributions are invested in Company common stock and money market funds. Employee contributions are invested at the direction of the employee in any combination of the following: (1) Company common stock; (2) mutual funds selected by the Plan Committee; (3) common collective trust income investments such as investment contracts providing a guaranteed interest rate; and (4) any other investments subsequently authorized by the Plan Committee. Employees have the option to move the Company contribution from Company common stock to any of the other investment options at any time subsequent to the initial contributions. Dividends, interest, and other distributions received in any fund with respect to any type of contribution are reinvested in the same fund. Prior to September 1, 2002, employee contributions that have not been designated for a particular investment were invested in the Norwest Stable Return Common Collective Trust. As of September 1, 2002, employee contributions that have not been designated for a particular investment will be invested in the Oakmark Equity and Income Fund.

   Vesting-Participants are fully vested with respect to employee contributions. With respect to NEBS participant Company contributions made pursuant to the Plan subsequent to July 1, 1997, the vesting period percentage of each NEBS participant who had at least three years of service as of July 1, 1997, shall be 100% at all times. All Company contributions prior to July 1, 1997 are 100% vested. With respect to employer profit-sharing contributions, the vesting period of each McBee Plan participant who was employed by McBee on or before August 31, 2002, shall be 100% at all times. With respect to employer profit-sharing contributions, the vesting period of each Rapidforms Plan participant who was a participant prior to January 1, 2001, shall be 100% at all times. With respect to all employer profit-sharing contributions, the vesting percentage of each PremiumWear Plan participant who was employed by PremiumWear on or before August 31, 2002, shall be 100% at all times.

   Forfeiture -Participants who withdraw from the Plan due to termination of employment will forfeit unvested Company contributions and related earnings. These forfeitures will be used to reduce future Company contributions. If within five years the participant is re-employed by the Company, the forfeitures will be reinstated to the participant.

   Withdrawals and Distributions - Contributions to the Plan from all sources, and earnings thereon, are generally payable at termination of employment due to retirement, disability, death, or any other reason. Distribution payments may be made in cash in a lump sum, in whole shares of Company common stock held in the employee's account in the Plan with the value of fractional shares paid in cash, or in installments for a period not exceeding the employee's life expectancy or the joint life expectancies of the employee and beneficiary, up to a maximum of 15 years. The form of distribution is elected in writing by the employee.

   Withdrawals prior to termination of employment are subject to certain limitations and restrictions.

   Participant Accounts - Individual accounts are maintained for each Plan participant. Each participant's account is credited with the participant's contribution, the Company's matching contribution, and allocations of Company discretionary contributions and Plan earnings, and charged with withdrawals and an allocation of Plan losses and administrative expenses. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

   Plan Amendment and Termination - Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event that the Plan is terminated, participants would become 100% vested in their account.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Method of Accounting - The financial statements of the Plan are prepared in accordance with accounting principles generally accepted in the United States of America.

   Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the plan administrator to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results may differ from those estimates.

   The Plan invests in various securities including mutual funds, corporate stocks and investments contracts. Investment securities, in general, are exposed to various risks such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statements of net assets available for benefits.

   Investment Valuation and Income Recognition-The Plan's investments are stated at fair value except for its benefit-responsive investment contract, which is valued at contract value (Note 4). Quoted market prices are used to value investments. Shares of mutual funds are valued at quoted market prices, which represent the net asset value of shares held by the Plan at year end. Participant loans are valued at the outstanding loan balances.

   Purchases and sales of securities are recorded on the trade-date basis. Interest income is recorded on the accrual basis.
   Dividends are recorded on the ex-dividend date.

   Distributions to Participants - Distributions to participants are recorded when paid.

   Administrative Expenses-Administrative expenses of the Plan, are paid by the Plan or the Plan's sponsor as provided in the Plan
   Document.

   Reclassifications - Certain 2001 balances have been reclassified in order to conform to the 2002 presentation.

3. INVESTMENTS

   Investments that represent 5 % or more of the Plan's net assets available for benefits as of December 31 are as follows:





                                             2002          2001

    Oakmark Equity & Income Fund
      -I Shares                        $ 13,962,647  $        -
    MassMutual (Wellington)
       Fundamental Value
      -L Shares                          14,154,123           -
    MassMutual Indexed Equity Fund
      -Z Shares                          12,090,933           -
    Oppenheimer Capital Appreciation Fund
      -Y Shares                          9,296,594            -
    MassMutual Fixed Interest Fund      20,447,946            -
    Norwest Stable Return Fund
    (Common/collective trust)                     -   10,367,394
    Fidelity Contrafund                           -   13,385,320
    New England Business Service, Inc.
     Common Stock                        21,916,666   17,475,198
    Vanguard Institutional Index Fund             -   10,843,188
    Wells Fargo Small-Cap
     Opportunities Fund                           -    7,475,670
    Wells Fargo Growth Balanced Fund              -    8,650,945


   The Plan's investments (including gains and losses on investments bought and sold, as well as held, during the year) depreciated in value by $1,149,255 and $2,668,522 for the years ended December 31, 2002 and 2001, respectively, as follows:





                                             2002         2001

   At fair value based on quoted
    market prices:
    Common/collective trust            $    441,774  $    599,853
    New England Business Service, Inc.
     Common Stock                         4,998,256       833,632
    Mutual funds                         (6,589,285)   (4,102,007)
                                        ------------  -----------
    Net depreciation of investments    $ (1,149,255) $ (2,668,522)
                                        ------------  -----------
                                        ------------  -----------

4. INVESTMENT CONTRACT WITH INSURANCE COMPANY

   In 2002, the Plan entered into a benefit-responsive investment contract with Massachusetts Mutual Life Insurance Company ("MassMutual"). MassMutual maintains the contributions in a general account, which is credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. The contract is included in the financial statements at contract value as reported to the Plan by MassMutual. Contract value represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value.

   There are no reserves against contract value. The crediting interest rates were 4.5% at December 31, 2002. The crediting interest rate is based on a formula agreed upon with the issuer, but may not be less that 3%. Such interest rates are reviewed on a quarterly basis for resetting. The average yield for the year ended December 31, 2002 was 4.5%.

5. TAX STATUS OF THE PLAN

   The Plan obtained its latest determination letter on May 28, 2003 in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with applicable requirements of the Internal Revenue Code (the "Code"). The Plan subsequently has been amended; however, the Plan administrator believes that the Plan is currently designed and being operated in compliance with applicable requirements of the Code. Accordingly, no provision for income taxes has been included in these financial statements.

6. RELATED-PARTY TRANSACTIONS

   Certain plan investments are shares of mutual funds managed by MassMutual and Wells Fargo. In addition, Wells Fargo was the trustee, as defined by the Plan, for a portion of the year. Transactions with MassMutual and Wells Fargo qualify as party-in-interest transactions. Total fees paid to Wells Fargo and MassMutual for the investment management services amounted to $45,247 and $46,912 for the years ended December 31, 2002 and 2001, respectively.

   At December 31, 2002 and 2001, the Plan held 898,224 and 912,543 shares, respectively, of common stock of New England Business Service, Inc., the sponsoring employer, with a cost basis of $20,083,454 and $21,077,518, respectively. During the years ended December 31, 2002 and 2001, the Plan recorded dividend income of $508,204 and $641,461, respectively.

7. NONPARTICIPANT-DIRECTED INVESTMENTS

   The Plan requires Company contributions initially to be invested within the Company's common stock. The activity within the Company's common stock investment (including the activity for the money market fund) for the years ended December 31 were as follows:




                                           2002        2001


    Balance, beginning of year         $ 17,475,198 $ 13,660,600

    Contributions                         6,322,138    5,448,954
    Net appreciation
     in fair value
     of investments                       4,208,508      833,632
    Interest and dividend income            678,878      664,280
    Benefits paid to participants
    and other disbursements              (1,143,199)    (752,809)
    Net transfers                        (5,624,857)  (2,379,459)
                                       ------------- ------------
    Net change                            4,441,468    3,814,598
                                       ------------- ------------
    Balance, end of year               $ 21,916,666 $ 17,475,198
                                       ------------- ------------
                                       ------------- ------------


                            * * * * * *

401(k) PLAN FOR EMPLOYEES OF
NEW ENGLAND BUSINESS SERVICE, INC.


Schedule H, Part IV, Line 4I - SCHEDULE OF ASSETS (HELD AT END OF YEAR) DECEMBER
31, 2002
---------------------------------------------------------------------------------
---------

a)  b)Identity of Issue  c)Description of Investment  d)Cost   e)Value

Participant-Directed Investments:


*   Wells Fargo          Strategic Income Fund            **     3,466,546

    PIMCo                PIMCo Total Return Fund          **     5,811,727

*   Wells Fargo          Strategic Growth Allocation Fund **     1,048,762

    T. Rowe Price        Emerging Markets Stock Fund      **       616,126

    Oakmark              Equity & Income Fund - I Shares  **    13,962,647

    AMR                  AIM Real Estate Fund             **       343,577

*   MassMutual (Wellington)

                         Fundamental Value Fund

                          - L Shares                      **    14,154,123

*   MassMutual           Indexed Equity Fund

                          - Z Shares                      **    12,090,933

    Oppenheimer          Capital Appreciation Fund

                          - Y Shares                      **     9,296,594

    Berger               Mid Cap Value Fund               **     1,082,242

    T. Rowe Price        Mid Cap Growth Fund II           **       865,291

    Babson               Small Company Opportunities

                         Fund                             **     3,214,504

    Mazama/Allied        Small Company Growth Fund        **     6,145,060

    American Century/

    Harris Associates    Overseas Fund - L Shares         **     4,348,182

*   MassMutual           Fixed Interest Fund              **    20,447,946

*   Participant loans    Maturity dates ranging
                         from one to five years
                         at varying interest
                         rates                            **     3,706,850

                         Holding account                  **            25


                                                                -----------

    Total participant-directed investments                     100,601,135


Nonparticipant-Directed Investments:



*   New England
    Business              Common stock,
    Service, Inc.          898,224 shares          20,083,454   21,916,666
                                                               -----------
*   MassMutual            Money Market Fund           789,748      789,748

                                                 ------------  -----------
    Total nonparticipant-directed investments                   22,706,414
                                                               -----------
    TOTAL INVESTMENTS                                         $123,307,549
                                                               ===========

* Represents party-in-interest.
**Cost information is not required for participant-directed investments and,therefore is not included.
